Exhibit 4.2

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF one hundred and eighty (180) DAYS FOLLOWING THE date of commencement of sales of the offering PURSUANT TO THE REGISTRATION STATEMENT NO.: 333-267483 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION: (A) exercise, SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT TO ANYONE OTHER THAN (i) an underwriter or a selected dealer in connection with the offering, or (ii) bona fide OFFICERS OR PARTNERS OF any such underwriter or selected dealer, EACH OF WHOM SHALL HAVE AGREED TO THE RESTRICTIONS CONTAINED HEREIN, IN ACCORDANCE WITH FINRA (as defined below) CONDUCT RULE 5110(E)(1), or (B) CAUSE THIS PURCHASE WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANT OR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(E)(2).

VOID AFTER 5:00 P.M., EASTERN TIME, [●], 20281

WARRANT

For the Purchase of [●]2 Class A Ordinary Shares

of

Chanson International Holding

1. Warrant. THIS WARRANT (this “Warrant”) certifies that, pursuant to that certain underwriting agreement by and among Chanson International Holding., a Cayman Islands exempted company (the “Company”), and EF Hutton, a division of Benchmark Investments, LLC (the “Representatives” and each, a “Representative”), dated [●], 2023 (the “Underwriting Agreement”), EF Hutton, a division of Benchmark Investments, LLC (in such capacity with its permitted successors or assignees, the “Holder”), as registered owner of this Warrant, is entitled, subject to Section 3 hereof, at any time or from time to time from [●], 2023 (the “Exercise Date”), and at or before 5:00 p.m., Eastern time, [●], 2028 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] Class A ordinary shares (the “Shares”), par value $0.0001 per share, of the Company, subject to adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Warrant. This Warrant is initially exercisable at $[●] per Share (100% of the initial public offering price of the Shares sold in the Offering); provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the exercise price in effect at the date the Exercise Price is determined, after giving effect to any adjustment pursuant to Section 5. Any term not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.

2.   Exercise.

2.1 Exercise Form. In order to exercise this Warrant, the exercise form attached hereto as Exhibit I (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check, subject to Section 2.2 below. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

[1]	The Underwriter’s warrants will be exercisable for a period of four and a half years commencing six months from the date of commencement of sales of the public offering.

[2]	4% of the Class A Ordinary Shares sold in this offering.

2.2  Cashless Exercise. In lieu of exercising this Warrant by payment of cash or check payable pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Warrant (or the portion thereof being exercised), by surrender of this Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X =	Y (A – B)
A

Where,

 X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A  = The fair market value of one Share; and

B = The Exercise Price of this Warrant in effect on the date of exercise.

For purposes of this Section 2.2, the fair market value of one Share is defined as follows:

(i)	if the Company’s Shares are traded on a securities exchange, the value shall be deemed to be the last sale price on such exchange on the trading day immediately prior to the day on which the Exercise Form is submitted in connection with the exercise of this Warrant;

(ii)	if the Company’s Shares are quoted over-the-counter, the value shall be deemed to be the last sale price on the trading day immediately prior to the day on which the Exercise Form is submitted in connection with the exercise of the Warrant; provided, that if there is no reported sale on such date the average of the closing bid and asked prices, in each case as reported by OTC Markets Group or its successor; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

2.3 Legend. Each certificate for the securities purchased under this Warrant shall bear a legend as follows unless such securities have been sold pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to the Holder, reasonably satisfactory to the Company, is available.”

3. Transfer.

3.1 General Restrictions. The registered Holder of this Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of one hundred and eighty (180) days following the date of commencement of sales of the offering (the “Commencement Date”): (a) exercise, sell, transfer, assign, pledge or hypothecate this Warrant to anyone other than: (i) an Underwriter or a selected dealer participating in the Offering contemplated by the Underwriting Agreement, or (ii) bona fide officers or partners of any such Underwriter or selected dealer, each of whom shall have agreed to the restrictions contained herein, in accordance with FINRA Rule 5110(e)(1), and (b) cause this Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). On and after the expiration of the one hundred and eighty (180) days following the Commencement Date (such period, the “Lock-Up Period”), transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B duly executed and completed, together with this Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant or Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

 3.2 Restrictions Imposed by the Act. The securities evidenced by this Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder reasonably satisfactory to the Company that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, or (ii) a registration statement relating to the offer and sale of such securities that includes a current prospectus has been filed and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.   New Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form (as attached hereto) and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.  Adjustments.

5.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1 Dividends paid in Shares; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately decreased.

5.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding shares is decreased by a consolidation, combination, reverse stock split or reclassification of shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

5.1.3 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares other than a change covered by Section 5.1.1 or Section 5.1.2 hereof or that solely affects the par value of such shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares obtainable upon exercise of this Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1 or Section 5.1.2, then such adjustment shall be made pursuant to Section 5.1.1, Section 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

 5.1.4 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section 5.1, and Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

5.2 Substitute Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder an amendment to this Warrant that provides that the Holder of this Warrant, to the extent outstanding, shall have the right thereafter (until the stated expiration of this Warrant) to receive, upon exercise of such Warrant, the kind and amount of Shares and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a Holder of the number of Shares or other securities of the successor to the Company, as the case may be, for which such Warrant might have been exercised immediately prior to the effective time of such consolidation, share reconstruction or amalgamation, sale or transfer. Such amendment to this Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section 5 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

5.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Warrant. As to any fraction of a Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value as of the date of exercise pursuant to Section 2.1 or Section 2.2, as applicable, or round up to the next whole Share.

6. Registration Rights. The Company has filed the Registration Statement on Form F-1 (File No. 333-254909) with the Commission, which has been declared effective, and registers the underlying Shares the Warrant(s) granted to the Holder(s) in connection with the Offering, under the terms of the Underwriting Agreement.

6.1 Demand Registration.

6.1.1 Grant of Right. Unless all of the Registrable Securities (defined as below) are included in an effective registration statement with a current prospectus, the Company, upon written demand (“Demand Notice”) of the Holder(s) of at least 51% of the Warrants issued and outstanding as the date hereof and/or the related underlying Shares (“Majority Holder(s)”), agrees to register on one occasion, all or any portion of the outstanding Registrable Securities (as defined below) as requested by the Majority Holder(s) in the Demand Notice (each such registration, a “Demand Registration”). On such occasion, the Company will file a new registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty (60) days after receipt of the Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time after the Commencement Date, but no later than five (5) years therefrom. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Underwriter’s Warrants and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice, who shall have five (5) days from the receipt of such Notice in which to notify the Company of their desire to have their Registrable Securities included in the registration statement.

 6.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities upon the first Demand Notice, including the reasonable expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting or brokerage commissions and other selling expenses, if any. The Company agrees to use its best efforts to cause any filings required herein to become effective as promptly as possible and to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State or execute a general consent to service of process, or (ii) the principal shareholders of the Company to be obligated to escrow their Shares. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 6.1.1 to remain effective for a period of twelve (12) consecutive months from the effective date of such registration statement or post-effective amendment or until the Holders have completed the distribution of the Registrable Securities included in such registration statement, whichever occurs first.

6.2 “Piggy-Back” Registration.

6.2.1 Grant of Right. Unless all of the Registrable Securities are included in an effective registration statement with a current prospectus, the Holders of the Underwriter’s Warrants shall have the right for a period of not more than three (3) years from the expiration of the Lock-Up Period, to include the remaining Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or S-4 or any successor or equivalent form); provided, however, that if, in the opinion of the Company’s managing underwriters or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company will still be required to include the Registrable Securities, but may require the Holders to agree, in writing, to delay the sale of all or any portion of the Registrable Securities for a such period, not to exceed one hundred eighty (180) days from the effective date of the offering as the managing underwriters or underwriters may require, provided, further, that if the sale of any Registrable Securities is so delayed, then the number of securities to be sold by each Holder of the Registrable Securities in such public offering shall be made pro rata among them, in proportion to the total amount of securities of the Company owned by said Holders seeking to include Registrable Securities; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such registration statement or are not entitled to pro rata inclusion with the Registrable Securities.

6.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting or brokerage commissions and other selling expenses, if any. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than ten (10) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Underwriter’s Warrant is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy back” rights provided for herein by giving written notice, within seven (7) business days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its best efforts to cause any registration statement filed pursuant to the above “piggyback” rights that does not relate to a firm commitment underwritten offering to remain effective for at least nine (9) consecutive months from the effective date of such registration statement or until the Holders have completed the distribution of the Registrable Securities in the registration statement, whichever occurs first. Except as otherwise provided in this Warrant, there shall be no limit on the number of times the Holders may request registration under this Section 6.2.2.

6.3 General Terms.

6.3.1 Registrable Securities. For purposes of this Section 6, the term “Registrable Securities” shall mean the Shares underlying the Warrants, provided, however, that such securities shall cease to be Registrable Securities when: (i) the date that such securities shall have been sold, transferred, disposed of or exchanged in accordance with an effective registration statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Act; or (iii) such securities shall have ceased to be outstanding.

6.3.2 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 7(a) of the Underwriting Agreement. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assignees, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holder(s), or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7(b) of the Underwriting Agreement.

6.3.3 Exercise of Warrants. Unless a registration statement with a current prospectus relating to the issuance of the Shares issuable upon the exercise of this Warrant has been filed and declared effective, the Warrants shall only be exercisable on a “cashless basis” pursuant to subsection 2.2. Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise their Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

6.3.4 Documents Delivered to Holders. The Company shall deliver as promptly as possible to each Holder participating in the offering and to the managing underwriter(s), if any, upon request of the Holder, the following correspondence and memoranda relating to the offering: copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement. The Company shall permit each Holder and the underwriter(s), if any, to do such investigation upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request in connection with the underwritten offering.

6.3.5 Documents to be Delivered by Holder(s). It shall be a condition precedent to the obligations of the Company to complete any registration pursuant to this Section 6 that each Holder participating in the Offering shall furnish to the Company in a timely manner such information regarding such Holder, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request In furtherance of the foregoing, each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

6.3.6 Damages. Should the registration or the effectiveness thereof required by Section 6.1 and Section 6.2 hereof be delayed by the Company or the Company otherwise fail to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Warrant shall be outstanding, the Company shall use its best efforts to cause all Shares issuable upon exercise of this Warrant to be listed (subject to official notice of issuance) on a national securities exchange (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in the offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service, (3) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day, or (4) when the event requiring notice is disclosed in all material respects and filed in a Current Report on Form 8-K prior to the Notice Date: (i) if to the registered Holder of the Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

EF Hutton, division of Benchmark Investments, LLC

590 Madison Avenue, 39th Floor

New York, NY 10022

Attention: David W. Boral

Email: dboral@efhuttongroup.com

with a copy (which shall not constitute notice) to:

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attn: William S. Rosenstadt, Esq.

Attn: Mengyi “Jason” Ye, Esq.

Email: wsr@orllp.legal

            jye@orllp.legal

If sent to the Company, shall be mailed, delivered, or emailed, to the Company:

Chanson International Holding

20 West 23rd St

New York, NY 10010

Attn: Gang Li, CEO

Email:   g24han@gmail.com

Phone: (631)-464-1388

with a copy (which shall not constitute notice) to the Company’s Counsel at:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn:      Ying Li, Esq.

Email:     yli@htflawyers.com

Fax No.: (212) 202 6380

9. Miscellaneous.

9.1 Amendments. The Company and the Representatives may from time to time supplement or amend this Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Representatives may deem necessary or desirable and that the Company and the Representatives deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.3 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant to the extent provided in this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees and respective successors and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the Borough of Manhattan in The City of New York (each, a “New York Court”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Holder and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at their respective addresses set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company or the Holder in any action, proceeding or claim.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Warrant, Holder agrees that, at any time prior to the complete exercise of this Warrant by Holder, if the Company and the Representatives (to the extent that they and their affiliates (as defined by the United States securities laws) are Holders of Warrants) enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.8 Restrictions. The Holder acknowledges that the Shares acquired upon the exercise of this Warrant, if not registered, and if the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

9.9 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the ____ day of _______, 2023.

CHANSON INTERNATIONAL HOLDING

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT]

EXHIBIT I

EXERCISE FORM

Form to be used to exercise Warrant:

Date: __________, 20_____

The undersigned hereby elects irrevocably to exercise the Warrant for ______ shares (the “Shares”) of Class A ordinary shares of Chanson International Holding, a Cayman Islands exempted company (the “Company”), and hereby makes payment of $____ (at the price of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Warrant is exercised in accordance with the instructions given below and, if applicable, a new Warrant representing the number of Shares for which this Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ___ Shares under the Warrant for ______ Shares, as determined in accordance with the following formula:

X =	Y(A-B)
A

Where,

X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A = The fair market value of one Share (as determined pursuant to Section 2.2 of the Warrant); and

B = The Exercise Price of this Warrant in effect on the date of exercise

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Shares as to which this Warrant is exercised in accordance with the instructions given below and, if applicable, a new Warrant representing the number of Shares for which this Warrant has not been exercised.

Signature:

Signature Guaranteed:

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

EXHIBIT II

ASSIGNMENT FORM

Form to be used to assign Warrant:

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED,                                                does hereby sell, assign and transfer unto the right to purchase shares of Class A ordinary shares of Chanson International Holding., a Cayman Islands exempted company (the “Company”), evidenced by the Warrant and does hereby authorize the Company to transfer such right on the books of the Company to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated:  ____________, 20__

Holder’s Signature: _____________________________

Holder’s Address:   _____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.